Exhibit 99.1

Selected Sites of Verizon’s Colocation

and Data Center Interconnect Operations

Abbreviated Financial Statements

At December 31, 2016 and 2015

And For the Years Ended

December 31, 2016, 2015 and 2014

With Report of Independent Certified Public Accountants

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations

Report of Independent Certified Public Accountants

To the Management of Verizon Communications Inc.

We have audited the accompanying abbreviated financial statements of Verizon Communications Inc.’s (“Verizon”) Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations (“Group”), which comprise the Statements of Assets Acquired and Liabilities Assumed as of December 31, 2016 and 2015, the related Statements of Net Revenues and Direct Expenses for each of the three years in the period ended December 31, 2016, and the related notes to the abbreviated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these abbreviated financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the abbreviated financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of the Group as of December 31, 2016 and 2015, and its net revenues and direct expenses for each of the three years in the period ended December 31, 2016 in conformity with U.S. generally accepted accounting principles.

Basis of Presentation

As described in Note 2, the abbreviated financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form 8-K/A of Equinix, Inc. in connection with Verizon’s sale of the Group to Equinix, Inc. and are not intended to be a complete presentation of the financial position, results of operations or cash flows of the Group. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Orlando, Florida

February 28, 2017

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations

Statements of Assets Acquired and Liabilities Assumed

(in thousands)

At December 31,	2016	2015

Assets acquired
Accounts receivable, net of allowance for uncollectibles of $648 and $583, respectively	$12,196	$10,959
Prepaid customer installations	2,378	3,429
Other current assets	53	53

Total current assets	14,627	14,441

Plant, property and equipment, net	834,084	850,080
Prepaid customer installations	1,471	2,283
Lease deposits	648	1,340
Other non-current assets	458	614

Total assets acquired	$851,288	$868,758

Liabilities assumed
Accrued property taxes	$3,877	$4,552
Deferred rent	297	61
Lease obligation	372	354
Advanced billings	20,038	25,281

Total current liabilities	24,584	30,248

Deferred rent	1,009	1,305
Lease obligation	6,801	7,173
Advanced billings	1,723	2,447
Asset retirement obligations	6,753	6,480

Total liabilities assumed	40,870	47,653

Net assets acquired	$810,418	$821,105

The accompanying notes are an integral part of these abbreviated financial statements.

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations

Statements of Net Revenues and Direct Expenses

(in thousands)

Years Ended December 31,	2016	2015	2014

Net revenues (including $14,897, $11,605 and $13,452 from affiliates, respectively)	$451,962	$472,849	$486,492

Direct expenses:
Cost of services (exclusive of items shown below)	135,764	146,346	172,754
Selling, general and administrative expense	40,755	52,094	57,480
Depreciation expense	71,713	77,938	75,379
Total direct expenses	248,232	276,378	305,613
Net revenues less direct expenses	$203,730	$196,471	$180,879

The accompanying notes are an integral part of these abbreviated financial statements.

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations

Notes to Abbreviated Financial Statements

1. Organization

Verizon Communications Inc.’s (“Verizon”) data center and cloud services business (“Data Center Business”) is a component of its Wireline segment and is a global provider of managed IT solutions with data centers in the United States, Europe, Asia and Latin America. The Data Center Business provides carrier neutral colocation, managed services, cloud, security services and exchange point services to more than 2,200 customers worldwide across a broad range of sectors, including enterprises, government agencies, systems integrators, Internet content and portal companies and network providers.

The Data Center Business includes 54 owned and leased customer facing data centers, including 23 in the United States, two in Canada, 18 in Europe, Middle East and Africa, nine in Asia Pacific and two in South America. The Data Center Business acquired eight of these facilities through Verizon’s acquisition of Terremark in 2011. The Data Center Business’ primary products or services include colocation, data center interconnect services, managed services, cloud services, security services and exchange point services.

Verizon’s Colocation and Data Center Interconnect Operations is comprised of the colocation and certain data center interconnect revenue and direct expenses generated by certain Data Center Business locations, including the related owned and leased data center assets. Data center interconnect revenue is comprised of data center network transport and data center network switch fabric services.

2. Basis of Presentation and Significant Accounting Policies

Verizon and Equinix, Inc. (“Acquirer”) entered into a transaction agreement (“TA”) dated December 6, 2016 whereby, the Acquirer has agreed to purchase the operations and certain operating assets, as defined, related to Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations (“Group”) in return for approximately $3.6 billion in cash.

The Group includes the following data center sites:

United States

• Ashburn, VA	• Herndon, VA	• Richardson (Alma), TX

• Atlanta, GA	• Houston, TX	• Richardson (Parkway), TX*

• Billerica, MA	• Irving, TX	• Santa Clara, CA (Three buildings total)

• Carteret, NJ	• Kent, WA	• San Jose, CA

• Culpeper, VA (four buildings total)*	• Manassas, VA	• Torrance, CA

• Doral, FL	• Miami, FL	• Westmont, IL

• Elmsford, NY	• Norcross, GA

• Englewood, CO	• Piscataway, NJ*

*	these sites exclude certain assets that will not be acquired by the Acquirer.

Latin America

• Sao Paolo, Brazil

• Bogota, Colombia

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations

Notes to Abbreviated Financial Statements

The Group is not a separate legal entity and has never operated as a separate entity, subsidiary or division of Verizon. The Group’s operations do not represent a substantial portion of Verizon’s operations, assets or liabilities. Verizon has never maintained distinct and separate accounts necessary to prepare either stand-alone or carve-out financial statements. Due to such limitations, it is not practical to prepare full financial statements for the Group in accordance with the requirements of the Securities and Exchange Commission’s (“SEC”) Regulation S-X. Accordingly, abbreviated financial statements were derived from the operating activities directly attributed to the Group’s operations from Verizon’s historical accounting records. The abbreviated financial statements reflect the assets acquired and liabilities assumed by the Acquirer, revenues and direct costs related to the Group’s operations, and exclude costs not directly involved in the revenue producing activity, such as corporate overhead, interest and income taxes. As the Group has historically been managed as part of the operations of Verizon and has not been operated on a stand-alone basis, it is not practical to prepare historical cash flow information regarding the Group’s operating, investing and financing cash flows. As such, statements of cash flows are not presented. The abbreviated financial statements have been prepared for the purpose of complying with the rules and regulations of the SEC for inclusion in Form 8-K/A of the Acquirer in connection with Verizon’s sale of the Group to the Acquirer. The Acquirer has obtained permission from the SEC to provide abbreviated financial statements in satisfaction of the requirements of Rule 3-05 of Regulation S-X.

The accompanying abbreviated financial statements include Statements of Assets Acquired and Liabilities Assumed, Statements of Net Revenues and Direct Expenses and accompanying notes (“Abbreviated Financial Statements”). The Abbreviated Financial Statements include either specifically identified balances related to the Group’s operations or the application of an allocation methodology that best reflects the Group’s share of the respective balances and activities. Revenues were determined based on the product level billing data for colocation and data center interconnect services, net of credits for such customers. Customer credits were either specifically identified or allocated based on the percentage of the Group’s revenue relative to total customer revenue within Verizon for which such credits were granted. Cost of services primarily includes compensation expense, other employee benefits expense, plant and facilities expense and lease costs. Selling, general and administrative expense primarily includes compensation expense, other employee benefits expense, property taxes and advertising and promotion expense. Compensation expense and other employee benefits expense were determined based on identification of the people that directly support the Group’s operations and for those employees that partially support the Group’s operations by applying an allocation methodology that best reflects the Group’s share of such costs. Lease costs were determined based on identification of the specific leases related to the Group. The remaining expenses, which include certain other employee related expenses, contractor services, bad debt expense, advertising and promotion, property taxes, and plant and facilities expenses were either specifically identified or an allocation methodology was applied that best reflects the Group’s share of the respective activities at Verizon. Depreciation expense was determined based on the specifically identified asset categories that support the Group’s operations at the Group’s sites. All intercompany accounts and transactions within the Group have been eliminated.

The historical cost and accumulated depreciation of plant, property and equipment were determined based on specifically identifying asset categories that support the Group’s business at the Group’s sites except for certain assets that will not be acquired by the Acquirer. The remaining balance sheet accounts were either specifically identified or an allocation methodology was applied that best reflects the Group’s share of the respective balances at Verizon.

The Statements of Net Revenues and Direct Expenses exclude allocations of Verizon’s corporate overhead, including items such as human resources, legal services, information technology, accounting, compliance, finance, tax and treasury functions that are managed by Verizon. Additionally, foreign currency translation gains and losses, interest expense and income taxes have also been excluded from the Abbreviated Financial Statements.

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations

Notes to Abbreviated Financial Statements

Although management is unable to determine all of the actual costs, expenses and resultant operating results associated with the Group’s operations as a stand-alone, separate entity, the allocation described in these statements is considered reasonable in all material respects by management. The Abbreviated Financial Statements of the Group are not intended to be a complete presentation of the financial statements of the Group and are not necessarily indicative of the financial position and results of operations that would have been achieved if the Group had operated as a separate, stand-alone business.

Prior to or at transaction closing, which is expected to occur in the second quarter of 2017, the following matters will be addressed:

(a)	Verizon will lease space from the Acquirer at the Selected Sites under separate agreements, for which terms will be finalized upon the transaction closing.

(b)	Based on the terms of the TA, the land and building assets for the Richardson (Parkway), TX site are defined as excluded assets; however, the remaining assets and operations for this site are included assets. Prior to the transaction closing, Verizon and the Acquirer will negotiate the terms of the Richardson site lease terms. In the event that the Richardson lease is not finalized by the transaction closing, (i) the Richardson leasehold site will not be considered a transferred site under the terms of the TA or any ancillary agreements, (ii) all transferred customer contracts, shared customer contracts, transferred tenant leases, as defined in the TA, and associated revenues, expenses, assets and liabilities, to the extent pertaining to the Richardson site, will be deemed excluded without any further action by Verizon or the Acquirer, and (iii) the purchase price will be adjusted, accordingly.

(c)	Verizon and the Acquirer will enter into a transaction service agreement (“TSA”), pending novation or consent, pursuant to which the Acquirer will act as a subcontractor to Verizon for performance of all obligations of Verizon under certain of the government contracts, as defined in the TA, and other customer contracts (“Contracts”). The terms of the TSA will continue until the earlier of the novation or assignment of the Contracts subject to the TSA, or the satisfaction of all obligations of Verizon under the Contracts subject to the TSA. For Contracts, Verizon and the Acquirer will use reasonable best efforts to provide all notices and obtain all consents and approvals needed from the customers in connection with performance under the TSA and, if not received, to cooperate to set up alternative arrangements and cause the applicable contracts to be novated.

The Group has evaluated subsequent events through February 28, 2017, the date these Abbreviated Financial Statements were available to be issued.

Use of Estimates

The preparation of these Abbreviated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts. Such estimates include allowance for uncollectibles, depreciable lives and the assessment of recoverability of long-lived assets and asset retirement obligations. Actual results could differ from these estimates. The Abbreviated Financial Statements include allocations and estimates that are not necessarily indicative of the amounts that would have resulted if the Group had been operated as a stand-alone entity.

Plant, Property and Equipment and Depreciation

The Group records plant, property and equipment at cost. Plant, property and equipment are generally depreciated on a straight-line basis.

Leasehold improvements are amortized over the shorter of the estimated life of the improvement or the remaining term of the related lease, calculated from the time the asset was placed in service.

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations

Notes to Abbreviated Financial Statements

Impairment of Long-lived Assets

Plant, property and equipment are depreciated over their useful lives. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indicators of impairment are present, the Group tests for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset group. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), the Group performs the next step, which is to determine the fair value of the asset group and record an impairment, if any. No impairment charges were recorded within 2016, 2015 or 2014.

Asset Retirement Obligations

The Group recognizes a liability for the estimated fair value of asset retirement obligations, which are primarily associated with contractual obligations to remediate leased property on which the Group’s data center sites are located and decommissioning and removal costs for leasehold improvements. The fair value of the obligation is also capitalized as plant, property and equipment and then amortized over the estimated remaining useful life of the associated asset.

Revenue Recognition

Revenues principally consist of monthly recurring fees for colocation and data center interconnect services. Revenues from colocation and data center interconnect services are recognized ratably over the term of the contract. Installation fees and related direct costs are deferred and recognized ratably over the expected life of the customer installation which is estimated to be 36 to 48 months. Such deferred amounts are included in prepaid customer installations on the Statement of Assets Acquired and Liabilities Assumed.

The Group may sell colocation and data center interconnect services individually or in bundled arrangements. When more than one element, such as installation and colocation services, is contained in a single arrangement we allocate revenue to each deliverable using a relative selling price which is based on our standalone selling price for each product or service.

Revenue is recognized when there is persuasive evidence of an arrangement, the fee is fixed or determinable, services have been rendered, and collection of the receivable is reasonably assured. We assess collectability based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer.

Revenue is reported net of credits of $26.8 million, $25.0 million and $27.1 million in 2016, 2015 and 2014, respectively.

Net revenues include transactions with various Verizon entities for rendering services related to colocation and data center services. These services were priced based on negotiated contract terms or actual costs incurred by the Group. These transactions do not necessarily represent arm’s length transactions and may not represent all revenues that would be present if the Group operated on a stand-alone basis.

Advertising and Promotion

Advertising and promotion expenses are classified within selling, general and administrative expenses and are expensed as incurred. Advertising and promotion expenses were $1.6 million, $1.1 million and $1.4 million in 2016, 2015 and 2014, respectively.

Foreign Currency Translation

The activities of the Group are accounted for in their respective local currencies. The assets and liabilities of these operations are translated to U.S. dollars at the period-end exchange rates. Revenue and direct cost accounts are translated to U.S. dollars using the average exchange rates prevailing during the period.

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations

Notes to Abbreviated Financial Statements

Recently Issued Accounting Standards

In February 2016, the accounting standard update related to leases was issued. This standard update intends to increase transparency and improve comparability by requiring entities to recognize assets and liabilities on the balance sheet for all leases, with certain exceptions. In addition, through improved disclosure requirements, the standard update will enable users of financial statements to further understand the amount, timing, and uncertainty of cash flows arising from leases. This standard update is effective as of the first quarter of 2019; however, early adoption is permitted. The Group has not determined the impact that this standard update will have on the abbreviated financial statements.

In May 2014, the accounting standard update related to the recognition of revenue from contracts with customers was issued. This standard update along with related subsequently issued updates clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. The standard update also amends current guidance for the recognition of costs to obtain and fulfill contracts with customers such that incremental costs of obtaining and direct costs of fulfilling contracts with customers will be deferred and amortized consistent with the transfer of the related good or service. The standard update intends to provide a more robust framework for addressing revenue issues; improve comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets; and provide more useful information to users of financial statements through improved disclosure requirements. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, in which case the standard is applied only to the most current period presented and the cumulative effect of applying the standard would be recognized at the date of initial application. In August 2015, an accounting standard update was issued that delayed the effective date of this standard until the first quarter of 2018. The Group has not determined the impact that this standard update will have on the abbreviated financial statements.

3. Plant, Property and Equipment, net

Plant, property and equipment are summarized as follows (in thousands):

At December 31,	Useful Lives	2016	2015
	(in years)
Network equipment	5-15	$325,187	$315,767
Outside plant and equipment	25-30	1,835	1,678
Data processing hardware	3-5	15,759	14,118
Furniture and fixtures	5-10	43,596	43,848
Leasehold improvements	7-15	95,217	89,644
Buildings and building equipment	7-45	844,353	808,259
Land	—	48,868	48,868

		$1,374,815	$1,322,182
Accumulated depreciation		(540,731)	(472,102)

Plant, property and equipment, net		$834,084	$850,080

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations

Notes to Abbreviated Financial Statements

4. Leases

The Group primarily leases certain facilities and equipment for use in the Group’s operations under operating leases. Total rent expense under operating leases amounted to $9.9 million, $10.0 million and $10.4 million for 2016, 2015 and 2014, respectively, within cost of services in the accompanying Statements of Net Revenues and Direct Expenses.

Amortization of assets obtained in connection with the capital lease is included in depreciation expense in the Statements of Net Revenues and Direct Expenses. Capital lease amounts included in plant, property, and equipment are as follows:

(Dollars in thousands)	December 31, 2016	December 31, 2015
Capital Lease	$3,466	$3,466
Accumulated amortization	(1,239)	(1,078)

Total	$2,227	$2,388

The table below displays the aggregate minimum rental commitments under non-cancelable leases for the periods shown at December 31, 2016:

Years (Dollars in thousands)	Capital Lease	Operating Leases
2017	$715	$9,992
2018	715	7,132
2019	715	6,289
2020	715	5,772
2021	715	3,110
Thereafter	6,315	5,027

Total minimum rental commitments	9,890	$37,322

Less interest and executory costs	2,717

Present value of minimum lease payments	7,173
Less current installments	372

Long-term obligation at December 31, 2016	$6,801

5. Commitments and Contingencies

In the ordinary course of business, the Group is involved in various commercial litigation and regulatory proceedings in its jurisdictions. Where it is determined, in consultation with counsel based on litigation and settlement risks, that a loss is probable and estimable in a given matter, the Group establishes an accrual. During 2016, 2015 and 2014, no accruals were required to be established. Any exposure related to certain claims described in the TA are defined as excluded liabilities and do not transfer to the Acquirer.